PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 23 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                         Dated June 2, 1998
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Floating Rate Senior Bearer Notes Due June 2001

                               ------------

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due June 2001) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Dean Witter & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted on the Official List.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

Principal Amount:      LIT 100,000,000,000

Maturity Date:         June 8, 2001; provided that if such day is not a
                       Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity
                       Date.

Settlement and Issue
  Date:                June 8, 1998

Interest Accrual Date: June 8, 1998

Issue Price:           100%

Specified Currency:    Italian Lira ("LIT")

Redemption Percentage
  at Maturity:         100%

Base Rate:             LIBOR.  See also "Interest Rate" below.

Spread
  (Plus or Minus):     Plus 1.05% per annum.  See also "Interest Rate" below.

Spread Multiplier:     N/A

Alternate Rate
  Event Spread:        N/A

Index Currency:        Italian Lira

Index Maturity:        6 months

Interest Rate:         Base Rate plus the Spread times N/360, subject to the
                       Minimum Interest Rate. N is the number of calendar days in the Interest Payment Period, as determined by the Determination Agent, on which the 2-year mean
                       German mark swap rate for such day (the "Calculation
                       Rate"), as reported at Telerate 42280, is less than or equal to the Topside Strike Swap Rate and greater than or equal to the Floorside Strike Swap Rate;
                       provided that the Calculation Rate for a calendar day that is not a Business Day will be the Calculation Rate for the immediately preceding
                       Business Day; and provided further that the Calculation Rate for the fifth Business Day immediately preceding an Interest Payment Date will be the Calculation Rate for each calendar day from and including such fifth preceding Business Day to but excluding such Interest Payment Date.

Maximum Interest Rate: N/A

Minimum Interest Rate: 0.10%

Initial Redemption
  Date:                N/A

Initial Redemption
  Percentage:          N/A

Annual Redemption
  Percentage
  Reduction:           N/A

Optional Repayment
  Date(s):             N/A

                                                      (continued on next page)

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.


                        MORGAN STANLEY DEAN WITTER



(continued from previous page)



Total Amount of OID:   None

Original Yield to
  Maturity:            N/A

Initial Accrual Period
  OID:                 N/A

Interest Payment
  Dates: Each June 8 and December 8, commencing December 8, 1998 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

Interest Payment
  Period:              Semi-annually

Initial Interest Rate: The initial Base Rate that is subject to the formula under "Interest Rate" will be determined 2 London Banking Days prior to the date of issuance.

Initial Interest
  Reset Date:          December 8, 1998; provided that if such day is not
                       a Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business
                       Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial Interest Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset Dates:  Each Interest Payment Date

Interest Reset
  Periods: The period from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date.

Reporting Service:     Telerate 3740

Business Days:         Milan, London, New York

Agent:                 Morgan Stanley & Co. International Limited

Calculation Agent:     The Chase Manhattan Bank (London Branch)

Paying Agent:          The Chase Manhattan Bank (London Branch)

Exchange Rate Agent:   Morgan Stanley & Co. International Limited

Denominations:         LIT 10,000,000

Common Code:           8804753

ISIN:                  XS0088047534

Other Provisions:

     Interest Payment            Floorside Strike          Topside Strike
          Period                    Swap Rate                Swap Rate
----------------------------     ----------------          --------------
From and including June
8, 1998 to but excluding                3.75%                   4.75%
December 8, 1998

From and including
December 8, 1998 to but                 3.75%                   5.00%
excluding June 8, 1999

From and including June
8, 1999 to but excluding                3.75%                   5.25%
December 8, 1999

From and including
December 8, 1999 to but                 3.75%                   5.50%
excluding June 8, 2000

From and including June
8, 2000 to but excluding                3.50%                   5.50%
December 8, 2000

From and including
December 8, 2000 to but                 3.50%                   5.75%
excluding June 8, 2001


Determination Agent:   Morgan Stanley & Co. International Limited.